Exhibit 99.1

Wendy’s/Arby’s Group Announces the Completion
of a New $650 Million Senior Secured Credit Facility

ATLANTA, May 24, 2010 – Wendy’s/Arby’s Group, Inc. (NYSE:WEN), the third largest quick-service restaurant company in the United States, today announced that its subsidiary, Wendy’s/Arby’s Restaurants, LLC, has completed a new $650 million senior secured credit facility, which includes a $150 million revolving credit facility and a $500 million term loan.

Proceeds from the new term loan were used to retire approximately $251 million of outstanding indebtedness under the Company’s existing term loan, which was to mature in 2012, and will be used to redeem $200 million of Wendy's International, Inc.’s 6.25% senior notes due November 15, 2011, plus a redemption premium of approximately $15 million.  The remainder of the proceeds of the term loan will be used to pay related expenses of the transaction, with approximately $15 million of residual cash added to the balance sheet.

The interest rate on the new senior secured credit facility is based on a LIBOR rate, which has a floor of 1.5%, plus 3.5%, or a base rate, which has a floor of 2.5%, plus 2.5%.  These rates are 225 basis points lower than the Company’s borrowing rate on the existing credit facility. The term loan was issued at 99.5% of par, which represented an original issue discount of 0.5%.

Banc of America Securities LLC and Citigroup Global Markets Inc. served as joint lead arrangers and joint book managers and Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC served as co-managers.

Steve Hare, Chief Financial Officer of Wendy’s/Arby’s Group, said: “We are pleased to complete this refinancing of our medium-term debt maturities and take advantage of the current favorable interest rate environment. This transaction simplifies our borrowing structure and is expected to reduce our cash interest expense by approximately $5.8 million over the next 12 months.”

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc. is the third largest quick-service restaurant company in the United States, and includes Wendy’s International, Inc., the franchisor of the Wendy’s® restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s® restaurant system. The combined restaurant systems include more than 10,000 restaurants in the U.S. and 24 countries and territories worldwide. To learn more about Wendy’s/Arby’s Group, please visit the Company's web site at www.wendysarbys.com.

For Media and Investor contact:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com